Exhibit 99.1

FOR RELEASE

Date: April 24, 2019

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 23.1% Increase in Net Income for the
Nine Months Ended March 31, 2019

Catskill, N.Y. – April 24, 2019-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and nine months ended March 31, 2019, which is the third quarter of the Company’s fiscal year ending June 30, 2019.  Net income for the three and nine months ended March 31, 2019 was $4.4 million, or $0.51 per basic and diluted share, and $13.3 million, or $1.56 per basic and diluted share, respectively, as compared to $3.7 million, or $0.43 per basic and diluted share, and $10.8 million, or $1.27 per basic and $1.26 per diluted share, for the three and nine months ended March 31, 2018, respectively.  Net income increased $679,000, or 18.5%, when comparing the three months ended March 31, 2019 and 2018, and increased $2.5 million, or 23.1%, when comparing the nine months ended March 31, 2019 and 2018.

Donald Gibson, President & CEO stated; “I am pleased to report another strong quarterly performance. We continue to execute our long-term strategy of investing in our business to better support our clients. The strategy in turn continues to drive strong organic growth across all three of our primary business lines: retail, commercial, and municipal banking.”

Selected highlights for the three and nine months ended March 31, 2019 are as follows:

Net Interest Income and Margin
•
Net interest income increased $1.1 million to $10.0 million for the three months ended March 31, 2019 from $8.9 million for the three months ended March 31, 2018. Net interest income increased $4.2 million to $29.7 million for the nine months ended March 31, 2019 from $25.5 million for the nine months ended March 31, 2018.  These increases in net interest income were primarily the result of the growth in the average balance of interest-earning assets, with continued growth in loans and securities.

•
Net interest spread increased seven basis points to 3.24% for the three months ended March 31, 2019 compared to 3.17% for the three months ended March 31, 2018. Net interest spread increased nine basis points to 3.31% for the nine months ended March 31, 2019 compared to 3.22% for the nine months ended March 31, 2018.

•
Net interest margin increased 10 basis points to 3.34% for the three months ended March 31, 2019 compared to 3.24% for the three months ended March 31, 2018. Net interest margin increased 12 basis points to 3.41% for the nine months ended March 31, 2019 compared to 3.29%, for the nine months ended March 31, 2018.

•
Increases in net interest spread and margin are primarily the result of the increasing rate environment over the past two years, with repricing of the Company’s adjustable rate investment and loan products, and the reinvestment of cash flows into higher rate investments and loans.  These increases have been partially offset by increases in cost of funds from both increases in deposit rates and in increased average short-term borrowing balances.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.51% and 3.45% for the three months ended March 31, 2019 and 2018, respectively, and was 3.58% and 3.50% for the nine months ended March 31, 2019 and 2018, respectively. As a result of the enactment of the Tax Cut and Jobs Act of 2017 (“TCJA”) in December 2017, which permanently reduces the maximum corporate income tax rate from 35% to 21% effective for tax years beginning after December 31, 2017, the tax benefits derived from tax-exempt securities and loans is lower for the three and nine months ended March 31, 2019 compared to March 31, 2018.  However, beginning January 1, 2018, pricing of tax-exempt securities and loan originations has been adjusted to reflect the change in the corporate tax rate, thereby producing a tax-equivalent yield on these securities and loans that are comparable to yields obtained on similar taxable investments.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $350,000 and $345,000 for the three months ended March 31, 2019 and 2018, respectively. The provision for loan losses amounted to $1.1 million and $1.0 million for the nine months ended March 31, 2019 and 2018, respectively. The provision for loan loss was relatively unchanged between these periods despite continued loan growth as a result of the recognition of a $150,000 recovery during the nine month ended March 31, 2019.   Allowance for loan losses to total loans receivable decreased to 1.66% at March 31, 2019 as compared to 1.68% at June 30, 2018, and 1.69% at March 31, 2018.

•
Net charge-offs for the three months ended March 31, 2019, amounted to $177,000, and for the three months ended March 31, 2018, amounted to $75,000.  Net charge-offs amounted to $236,000 and $444,000 for the nine months ended March 31, 2019 and 2018, respectively.

•
Nonperforming loans amounted to $3.0 million at March 31, 2019 and $3.6 million at June 30, 2018. At March 31, 2019 and June 30, 2018, respectively, nonperforming assets were 0.24% and 0.32% of total assets and nonperforming loans were 0.39% and 0.51% of net loans.  At March 31, 2018, nonperforming assets to total assets were 0.32% and nonperforming loans to net loans were 0.52%.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $151,000, or 8.1%, and totaled $2.0 million and $1.9 million for the three months ended March 31, 2019 and 2018.  Noninterest income increased $717,000, or 13.1%, and totaled $6.2 million and $5.5 million for the nine months ended March 31, 2019 and 2018.  This increase was primarily due to increases in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards, as well as increased monthly or transactional service charges on deposit accounts. Investment services income also increased during the period due to higher sales volume of investment products.  The increase in other operating income was primarily the result of an increase in fee income related to loans.

•
Noninterest expense increased $704,000, or 12.2%, to $6.5 million for the three months ended March 31, 2019, compared to $5.8 million for the three months ended March 31, 2018.  Noninterest expense increased $2.7 million, or 16.9%, to $18.7 million for the nine months ended March 31, 2019, compared to $16.0 million for the nine months ended March 31, 2018. This increase was primarily due to an increase in salaries and employee benefits expenses, resulting from additional staffing for the addition of our new Corporate Cash Management Department and two new branches located in Copake and Woodstock, New York. Staffing was also increased within our lending department, customer service center, information technology department, BSA department, operations center, and investment center.  Also, other noninterest expense increased as a result of a $200,000 contribution to Bank of Greene County Charitable Foundation during the nine months ended March 31, 2019.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements. The effective tax rate was 16.2% and 17.4% for the three months and nine months ended March 31, 2019, respectively, compared to 19.9% and 22.6% for the three and nine months ended March 31, 2018, respectively.  The decrease in the effective tax rate for the three and nine months ended March 31, 2019 is primarily the result of the impact of the enactment of the TCJA in December 2017.  The TCJA permanently reduces the maximum corporate income tax rate from 35% to 21% effective for tax years beginning after December 31, 2017. The statutory tax rate is impacted by the benefits derived from tax exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•
Total assets of the Company were $1.3 billion at March 31, 2019 and $1.2 billion at June 30, 2018, an increase of $122.3 million, or 10.6%. This growth is the result of the continued expansion within our existing markets, across all three of our primary banking lines - retail, commercial, and municipal.

•
Securities available-for-sale and held-to-maturity increased $108,000 to $395.5 million at March 31, 2019 as compared to $395.4 million at June 30, 2018, primarily the result of an increase in the unrealized gain on available-for-sale securities partially offset by the amortization of premiums during the period.  Securities purchases totaled $113.6 million during the nine months ended March 31, 2019 and consisted of $83.9 million of state and political subdivision securities, $29.3 million of mortgage-backed securities and $364,000 of other securities. Principal pay-downs and maturities during the nine months ended March 31, 2019 amounted to $113.8 million, of which $21.8 million were mortgage-backed securities, $91.0 million were state and political subdivision securities and $980,000 were other securities.

•
Net loans receivable increased $58.9 million, or 8.4%, to $763.3 million at March 31, 2019 from $704.4 million at June 30, 2018.  The loan growth experienced during the nine months ended March 31, 2019 consisted primarily of $25.3 million in commercial real estate loans, $2.1 million in commercial construction loans, $15.4 million in commercial loans, $12.4 million in residential real estate loans, and $7.2 million in multi-family real estate loans.  This growth was partially offset by a decrease in residential construction loans of $3.2 million. The Company continues to experience loan growth as a result of continued growth in customer base within its newest markets in Ulster and Columbia counties, and its relationships with other financial institutions in originating loan participations.

•
Deposits totaled $1.1 billion at March 31, 2019 and $1.0 billion at June 30, 2018, an increase of $114.5 million, or 11.2%. NOW deposits increased $151.8 million, or 29.1%, when comparing March 31, 2019 and June 30, 2018.  This increase was offset by a decrease in money market deposits of $11.5 million, or 8.6%, a decrease in savings deposits of $7.3 million, or 3.4%, a decrease in certificates of deposit of $15.6 million or 30.3%, and a decrease in noninterest-bearing deposits of $2.9 million, or 2.8%, when comparing March 31, 2019 and June 30, 2018. The overall increase in deposits is primarily the result of normal fluctuations in municipal deposits complimented by an increase in retail and commercial deposits as the Company continues to expand into its newest markets.  Included within certificates of deposits at June 30, 2018 were $15.0 million, respectively, in brokered certificates of deposit. There were no brokered certificates of deposit at March 31, 2019.

•	Borrowings amounted to $12.7 million of long-term borrowings, with the Federal Home Loan Bank of New York at March 31, 2019, compared to $18.2 million of long-term borrowings at June 30, 2018.
•
Shareholders’ equity increased to $108.3 million at March 31, 2019 from $96.2 million at June 30, 2018, resulting primarily from net income of $13.3 million, partially offset by dividends declared and paid of $1.6 million and a decrease in other accumulated comprehensive loss of $284,000.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income (Unaudited)

	At or for the Three Months Ended March 31,		At or for the Nine Months Ended March 31,
Dollars in thousands, except share and per share data	2019	2018	2019	2018
Interest income	$11,708	$9,876	$34,111	$28,385
Interest expense	1,682	1,016	4,433	2,895
Net interest income	10,026	8,860	29,678	25,490
Provision for loan losses	350	345	1,058	1,044
Noninterest income	2,010	1,859	6,203	5,486
Noninterest expense	6,486	5,782	18,694	15,987
Income before taxes	5,200	4,592	16,129	13,945
Tax provision	844	915	2,809	3,156
Net Income	$4,356	$3,677	$13,320	$10,789

Basic EPS	$0.51	$0.43	$1.56	$1.27
Weighted average shares outstanding	8,537,814	8,517,614	8,537,814	8,508,103
Diluted EPS	$0.51	$0.43	$1.56	$1.26
Weighted average diluted shares outstanding	8,537,814	8,536,407	8,537,814	8,533,850
Dividends declared per share [4]	$0.10	$0.0975	$0.30	$0.2925

Selected Financial Ratios
Return on average assets[1]	1.43%	1.32%	1.51%	1.37%
Return on average equity[1]	16.44%	16.17%	17.45%	16.36%
Net interest rate spread[1]	3.24%	3.17%	3.31%	3.22%
Net interest margin[1]	3.34%	3.24%	3.41%	3.29%
Fully taxable-equivalent net interest margin[2]	3.51%	3.45%	3.58%	3.50%
Efficiency ratio[3]	53.89%	53.94%	52.10%	51.61%
Non-performing assets to total assets			0.24%	0.32%
Non-performing loans to net loans			0.39%	0.52%
Allowance for loan losses to non-performing loans			429.92%	328.58%
Allowance for loan losses to total loans			1.66%	1.69%
Shareholders’ equity to total assets			8.50%	7.89%
Dividend payout ratio[4]			19.23%	23.03%
Actual dividends paid to net income[5]			12.34%	10.61%
Book value per share			$12.68	$10.87
1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was 21% and 28.1% for federal income taxes and 3.98% and 3.62% for New York State income taxes for the three and nine months ended March 31, 2019 and 2018 respectively.

Non-GAAP reconciliation – Fully taxable equivalent net interest margin

(Dollars in thousands)	For the three months ended		For the nine months ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Net interest income (GAAP)	$10,026	$8,860	$29,678	$25,490
Tax-equivalent adjustment	496	558	1,455	1,595
Net interest income (fully taxable-equivalent basis)	$10,522	$9,418	$31,133	$27,085

Average interest-earning assets	$1,199,096	$1,093,356	$1,161,046	$1,031,765
Net interest margin (fully taxable-equivalent basis)	3.51%	3.45%	3.58%	3.50%
3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.0% of the Company’s shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the three months ended March 31, 2019 and December 31, 2018 and each quarter during the nine months ended March 31, 2018.  Dividends declared during the three months ended September 30, 2018 were paid to the MHC.  The MHC’s ability to waive the receipt of dividends is dependent upon annual approval of its members as well as receiving the non-objection of the Federal Reserve Board.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	At March 31, 2019	At June 30, 2018
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$88,422	$26,504
Long term certificate of deposit	2,875	2,385
Securities- available for sale, at fair value	104,008	120,806
Securities- held to maturity, at amortized cost	291,456	274,550
Equity securities, at fair value	237	217
Federal Home Loan Bank stock, at cost	1,298	1,545

Gross loans receivable	775,352	715,641
Less: Allowance for loan losses	(12,846)	(12,024)
Unearned origination fees and costs, net	779	814
Net loans receivable	763,285	704,431

Premises and equipment	13,193	13,304
Accrued interest receivable	6,125	5,057
Foreclosed real estate	54	119
Prepaid expenses and other assets	2,835	2,560
Total assets	$1,273,788	$1,151,478

Liabilities and shareholders’ equity
Noninterest bearing deposits	$99,824	$102,694
Interest bearing deposits	1,039,954	922,540
Total deposits	1,139,778	1,025,234

Borrowings, long term	12,650	18,150
Accrued expenses and other liabilities	13,095	11,903
Total liabilities	1,165,523	1,055,287
Total shareholders’ equity	108,265	96,191
Total liabilities and shareholders’ equity	$1,273,788	$1,151,478
Common shares outstanding	8,537,814	8,537,814
Treasury shares	73,526	73,526

The above information is preliminary and based on the Company’s data available at the time of presentation.